UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 18, 2008 (August 12, 2008)

Braintech, Inc.
(Exact Name of Registrant as Specified in its Charter)
Nevada	000-24911	98-0168932
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

#102 - 930 West 1st Street North Vancouver, B.C. Canada V7P 3N4
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (604) 988-6440

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On August 12, 2008, Braintech, Inc. (the “Company”), SHAFI, Inc., a Michigan corporation (“SI”), SHAFI Innovation, Inc., a Michigan corporation (“SII” and together with SI, the “SHAFI Companies”), and Adil Shafi, then the owner of all of the outstanding stock of SI and SII, entered into a Share Purchase Agreement (“Purchase Agreement”), pursuant to which the Company agreed to acquire all of the outstanding stock of SI and 80% of the outstanding stock of SII (collectively, the “SHAFI Shares”) from Adil Shafi upon the terms and conditions set forth in the Purchase Agreement (the “Transaction”).  The purchase of such stock was consummated on August 12, 2008 (the “Closing”).

The purchase price for the SHAFI Shares consisted of 3,000,000 shares of Company common stock (the “Closing Purchase Price Shares”) paid at Closing and 1,000,000 shares of Company common stock payable quarterly over the next 12 months upon the achievement of specified performance criteria (the “Contingent Purchase Price Shares”).  The performance criteria is set forth in Schedule 2.2(a) of the Purchase Agreement and includes certain revenue related goals of $2.85 million, comprised of $450,000 during the quarter ending December 31, 2008, $900,000 during the quarter ending March 31, 2009 and $1.5 million during the quarter ending June 30, 2009.  This $2.85 million in revenue related goals for the period ending with the second quarter of 2009 are separate from the $3.7 million in revenue related goals for the third and fourth quarters of 2009 under Adil Shafi’s employment agreement discussed below. The aggregate revenue related goals with respect to the Contingent Purchase Price Shares and the stock options that may be earned under Mr. Shafi's employment agreement is $6.55 million for the quarter ending December 31, 2008 through the quarter ending December 31, 2009.

The Closing Purchase Price Shares and Contingent Purchase Price Shares (together, the “Purchase Price Shares”) are subject to a lock-up agreement that restricts the sale of such shares for six months after the Closing and thereafter places volume restrictions on the number of such shares that may be sold during any weekly period.  In addition, the Contingent Purchase Price Shares, as and when earned, will be placed in escrow during the 12 months following the Closing to serve as a fund against which indemnification claims of the Company under the Purchase Agreement may be made.  The Company also agreed to register for resale the Purchase Price Shares paid to Adil Shafi and to use its best efforts to cause the related registration statement to be declared effective by the SEC not later than six months after the Closing.  Mr. Shafi’s sales under the registration statement will be subject to compliance with his lock-up agreement.

The Purchase Agreement contains customary representations, warranties, covenants and indemnities.  The representations and warranties of Adil Shafi and the SHAFI Companies relate to, among other things, (a) corporate status, (b) capital structure and stock ownership, (c) authorization of the Purchase Agreement, (d) financial information and absence of material adverse changes, (e) compliance with laws, (f) litigation, (g) tax matters, (h) material contracts, and (i) customers.  As part of the Transaction, the parties agreed that any debt of the SHAFI Companies in excess of certain identified debt (“Excess Debt”) would be fully and timely satisfied by Mr. Shafi without liability to the Company or the SHAFI companies.  The Company and Mr. Shafi each also agreed to indemnify and hold harmless the other in the event of a breach of their respective covenants or misrepresentation or inaccuracy of their respective representations and warranties under the Purchase Agreement.  Mr. Shafi’s indemnification obligations with respect to his and the SHAFI Companies’ representations and warranties are subject to a $10,000 cumulative threshold before an indemnification claim may be made against Mr. Shafi and a $250,000 maximum.  These limitations, however, do not apply to Mr. Shafi’s obligations to satisfy Excess Debt, representations regarding the ownership of the SHAFI Shares, or to indemnification claims based on willful misconduct or fraud.

In connection with the execution of the Purchase Agreement, the Company entered into a three year employment agreement with Adil Shafi, pursuant to which Mr. Shafi will serve as the Company’s Chief Operating Officer.  The employment agreement is discussed in more detail under Item 5.02 below.  The Purchase Agreement also provides that Mr. Shafi will serve as a member of the Company’s Board of Directors so long as he is employed pursuant to the employment agreement.

The Purchase Agreement provides Adil Shafi with a right of first refusal for three years from Closing to purchase for cash all of the intellectual property comprising SI’s Reliabot product at fair market value upon the happening of certain events specified in the Purchase Agreement.  Fair market value is defined in the Purchase Agreement to equal the amount of a bona fide offer, acceptable to the Company, to purchase such intellectual property by a third party unrelated to the Company, or if no such proposed purchase exists, the fair market value of the intellectual property determined as of the date of such events by an appraiser acceptable to the Company and Mr. Shafi.

Prior to the execution of the Purchase Agreement, there were no material relationships between the Company, its officers or directors (or any of their associates), or other affiliates, on the one hand, and Adil Shafi and the SHAFI Companies, on the other.

Item 2.01     Completion of Acquisition or Disposition of Assets.

On August 12, 2008, the Company acquired all of the outstanding stock of SI and 80% of the outstanding stock of SII pursuant to the Purchase Agreement.  The SHAFI Companies are engaged in the robotics vision software industry.  SI’s core products are software solutions for machine vision and robotic guidance applications.

Refer to the disclosure in Item 1.01 for additional information.

Item 3.02     Unregistered Sales of Equity Securities.

As consideration for the purchase of the SHAFI Shares described above, the Company issued to the then owner of such SHAFI Shares, 3,000,000 shares of the Company’s common stock as of August 12, 2008.  The Company also agreed to pay up to an additional 1,000,000 shares of the Company’s common stock on a quarterly basis over the 12 months following Closing upon the achievement of specified performance criteria, as described generally in Item 1.01 above.

The above Company common stock has not been registered under the Securities Act of 1933, as amended (“Securities Act”), and was, or will be in the case of the Contingent Purchase Price Shares, issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The acquiror of such Company common stock is an accredited investor and acquired the common stock for his own account for investment purposes only and not for resale unless registered under the Securities Act or pursuant an exemption from such registration.

Refer to the disclosure in Item 1.01 for additional information.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Transaction described above and pursuant to the Purchase Agreement, Adil Shafi became a member of the Company’s Board of Directors (the “Board”) effective on August 12, 2008.  Mr. Shafi also entered into a three year Employment Agreement, dated August 12, 2008 (“Employment Agreement”), pursuant to which he became the Chief Operating Officer of the Company effective August 16, 2008.  In accordance with the Purchase Agreement, Mr. Shafi is to remain a member of the Board so long as he is employed by the Company pursuant to the Employment Agreement.  As of the date of this report, it has not been determined what, if any, Board committees Mr. Shafi will be appointed to.

Adil Shafi has worked in the vision guided robotics industry for the past 20 years, and prior to the Transaction, was the sole owner and President of SHAFI, Inc. since 1993 and SHAFI Innovation, Inc. since 2007.  Mr. Shafi received B.S. degrees in Computer Science (1986) and Electrical Engineering (1986) and a M.S. degree in Computer Science (1993) from Michigan Technological University.

The Employment Agreement provides for an initial annual salary of $180,000, annual bonus payments of between 25% and 50% of Mr. Shafi’s annual salary depending on the Company’s achievement of revenue goals, the ability to earn up to 500,000 stock options on each of September 30 and December 31, 2009 upon the achievement of certain performance criteria (including revenue related goals of $3.7 million, comprised of $1.75 million during the quarter ending September 30, 2009 and $1.95 million in the quarter ending December 31, 2009), and benefits commensurate with other Company executives.  The Employment Agreement also provides that through March 2009, Mr. Shafi shall receive the sales revenue (net of costs) of SHAFI products sold in the automotive market as additional salary compensation.  Notwithstanding the foregoing additional salary obligation, the Purchase Agreement provides that Mr. Shafi and the SHAFI Companies will not engage in any activity or business that would violate or cause the violation of the restrictions applicable to the Company with respect to sales, licenses and other business conducted in the automotive market pursuant to and as more fully set forth in that certain Exclusive Global Channel Partner Agreement between the Company and ABB Inc.

The Employment Agreement provides for the ability of the Company or Adil Shafi to terminate Mr. Shafi’s employment with the Company for any reason.  If the Company terminates Mr. Shafi’s employment without Good Cause (as defined in the Employment Agreement) or Mr. Shafi terminates such employment with Good Reason (as defined in the Employment Agreement), or his employment is terminated because of permanent incapacity or death, (i) Mr. Shafi or his heirs, as applicable, will be entitled to all unpaid compensation and benefits, stocks and options earned (where the required milestones have been achieved as of the termination date) up to the termination date, (ii) all Bonus Stock Options granted as of the date of termination will immediately vest and may be exercised within 36 months, and (iii) Mr. Shafi or his heirs, as applicable, will receive a lump sum payment equal to the remaining base salary that would have been earned through the end of the initial three year term of the Employment Agreement.  If Mr. Shafi’s employment is terminated by the Company with Good Cause or by Mr. Shafi without Good Reason, Mr. Shafi will be entitled to the rights and payments in clause (i) of the preceding sentence and will have the right to exercise within 24 months all vested Bonus Stock Options earned pursuant to the Employment Agreement.

Mr. Shafi also agreed not to compete with the Company for a term ending upon the later of three years from the Closing and one year from the date his employment with the Company terminates.

Item 8.01     Other Events.

The Company issued a press release dated August 13, 2008 describing its acquisition of SHAFI Inc. and SHAFI Innovation, Inc.

Item 9.01     Financial Statements and Exhibits.

(d)       Exhibits

10.1      Share Purchase Agreement, dated August 12, 2008, by and among Braintech, Inc., SHAFI, Inc., SHAFI Innovation, Inc. and Adil Shafi

10.2      Employment Agreement, dated August 12, 2008, by and between Braintech, Inc. and Adil Shafi

10.3      Non-Competition Agreement, dated August 12, 2008, of Adil Shafi

10.4      Lock-Up Agreement, dated August 12, 2008, of Adil Shafi

99.1      Press Release dated August 13, 2008

The information in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAINTECH, INC.

Date:	August 18, 2008	By:	/s/ Frederick W. Weidinger
Frederick W. Weidinger
Chief Executive Officer